SciClone Reports Results for Fourth Quarter and Full Year 2004

Reviews 2005 Objectives

SAN MATEO, CA -- 02/23/2005 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and full year ended December 31, 2004. For the fourth quarter 2004, revenues from the sale of ZADAXIN, SciClone's lead product, increased 17% to $5,985,000, compared to $5,104,000 for the fourth quarter 2003. For the full year 2004, revenues were $22,765,000, compared to $31,732,000 for the full year 2003. The revenues for 2003 included approximately $11,000,000 due to the unanticipated temporary increase in sales of ZADAXIN in the second quarter in response to the now abated SARS epidemic in China. Approximately 90% of SciClone's revenues are from the sale of ZADAXIN to China.

Net loss for the fourth quarter 2004 was $2,355,000, or $0.05 per share, compared to $4,687,000, or $0.11 per share, for the fourth quarter 2003. For the full year 2004, net loss was $13,278,000, or $0.30 per share, compared to $5,275,000, or $0.13 per share, for the full year 2003.

"We are pleased to report that revenues from the sale of ZADAXIN for 2004 reached $22.8 million, meeting our previously stated guidance of greater than $22 million," commented Richard A. Waldron, Chief Financial Officer of SciClone. "2005 will be an exciting year for SciClone as we approach the important milestone of completing our U.S. phase 3 hepatitis C clinical trials. We are progressing on several key initiatives, including preparing to file a U.S. IND for SCV-07 and evaluating in-licensing opportunities for products to leverage our sales capabilities in China and for development candidates that could complement our existing product line."

The increase in sales revenues for the fourth quarter 2004 compared to the fourth quarter 2003 was principally due to higher sales volume, since pricing remained relatively constant throughout 2003 and 2004. The significantly larger production volume in 2003 compared to 2004 provided a lower unit cost of goods sold for both the fourth quarter and full year 2003, compared to the fourth quarter and full year 2004, respectively.

Research and development expenses for the fourth quarter 2004 totaled $4,442,000, compared to $6,273,000 for the fourth quarter 2003. For the full year 2004, research and development expenses were $17,994,000 compared to $18,949,000 for the full year 2003. Research and development expenses decreased as SciClone's U.S. phase 3 hepatitis C clinical trials near completion by the end of 2005.

Cash, cash equivalents and short-term investments totaled $51,299,000 at December 31, 2004, compared to $52,986,000 at September 30, 2004 and $62,975,000 at December 31, 2003.

2005 Financial Guidance

For the full year 2005, SciClone estimates net sales of ZADAXIN to be between $25 and $26 million, research and development expenses of between $18 and $19 million and net loss to be between $14 and $16 million, or between $0.31 and $0.36 per share. At December 31, 2005, SciClone anticipates cash, cash equivalents and short-term investments to be between $29 and $31 million after assuming the $4 million convertible note due in December 2005 will be repaid rather than converted.

2005 Objectives

-- Advance the Development of ZADAXIN

SciClone expects to complete by the end of 2005 the 48-week treatment and 24-week observation periods for all patients in its two U.S. phase 3 hepatitis C trials evaluating ZADAXIN in combination with pegylated interferon alpha and have data from both trials available in the early part of 2006.

Concurrently, Sigma-Tau, SciClone's European marketing and development partner for ZADAXIN, is enrolling patients in a multi-center European phase 3 hepatitis C trial evaluating the triple therapy of ZADAXIN, pegylated interferon alpha and ribavirin. Sigma-Tau's goal is to enroll approximately 550 patients in the trial with results potentially available by the end of 2007.

-- Advance the Development of Product Pipeline

In the first half of 2005, SciClone intends to file a U.S. IND application for SCV-07 for the treatment of a viral or infectious disease. SciClone, in collaboration with Nektar Therapeutics, is developing versions of pegylated ZADAXIN. To further develop its pipeline, SciClone continues to evaluate opportunities to in-license compounds that leverage its expertise in viral and infectious diseases and cancer.

-- Increase ZADAXIN Sales and Add New Product for China

SciClone's strategy is to build on its previous success in managing its international operations, product sales and gross margins. As one of the few emerging biopharmaceutical companies with successful sales operations, SciClone believes it can leverage this position going forward by adding new products and increasing sales. SciClone's objectives for 2005 include expanding the ZADAXIN marketing efforts in its strongest market, China, which currently accounts for approximately 90% of the company's revenues. SciClone is also seeking to acquire the marketing rights in China to other therapeutic products that can be efficiently and effectively marketed by SciClone's team of medical representatives in China.

Update on Japanese New Drug Application filing

Despite the favorable data from its phase 3 clinical trial, SciClone has identified problems in meeting the requirements for filing a Japanese New Drug Application (JNDA) for ZADAXIN as a therapy for hepatitis B. A JNDA filing requires complete documentation from all phases of the clinical trials. The phase 1 and phase 2 clinical trials, and part of the phase 3 clinical trials, were conducted and sponsored by Schering Plough KK (SPKK), a pharmaceutical company in Japan, under a development agreement with SciClone.

After several months of soliciting from SPKK the data and documentation necessary to proceed with the filing in Japan, and after receiving some additional documentation, SciClone has determined that certain information and documentation from earlier stages of the development process has still not been delivered. Furthermore, SciClone is concerned that some of the necessary documentation may not be available at all, and that certain administrative formalities may not have been observed in the drug development process. If the necessary documentation can be obtained or reproduced in the near future, SciClone intends to proceed with the JNDA. SciClone is reviewing its legal rights and remedies with respect to third parties. SciClone continues to seek a resolution of this matter with SPKK.

SciClone cannot assure a JNDA can be filed, or what the outcome of any legal action might be, but it intends to assert its rights vigorously.

Conference Call

SciClone will host a conference call at 11:30 a.m. EST (8:30 a.m. PST) today, Wednesday, February 23, 2005. The call will contain forward-looking statements. Financial and statistical information to be discussed in the conference call will be posted on the investor relations section of SciClone's web site at www.sciclone.com prior to the commencement of the conference call.

DATE:       Wednesday, February 23, 2005

TIME:       11:30 a.m. EST (8:30 a.m. PST)

WEBCAST:    Live call and replay accessible at www.sciclone.com

LIVE CALL:  800-706-7748 (U.S./Canada)
            617-614-3473 (international)
            Passcode: 23687658

REPLAY:     888-286-8010 (U.S./Canada)
            617-801-6888 (international)
            Passcode: 56492916
About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States. ZADAXIN is also being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, which is currently being evaluated in pre-clinical studies for the treatment of viral and other infectious disease. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales of our products, plans and expectations for 2005, and expectations regarding both of our phase 3 hepatitis C clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, future actions of our strategic partners, unexpected delays in preparation for enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and Japan and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                          SCICLONE PHARMACEUTICALS, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS

                        Three months ended             Year ended
                           December 31,                December 31,
                        2004          2003          2004          2003
                    ------------  ------------  ------------  ------------
                     (Unaudited)   (Unaudited)   (Unaudited)

Product sales       $  5,985,000  $  5,104,000  $ 22,765,000  $ 31,732,000
Contract revenue         134,000       134,000     1,631,000       806,000
                    ------------  ------------  ------------  ------------

Total revenues         6,119,000     5,238,000    24,396,000    32,538,000
Cost of product
 sales                 1,148,000       754,000     4,577,000     5,636,000
                    ------------  ------------  ------------  ------------

Gross margin           4,971,000     4,484,000    19,819,000    26,902,000

Operating expenses:
  Research and
   development         4,442,000     6,273,000    17,994,000    18,949,000
  Sales and
   marketing           2,375,000     1,872,000     9,665,000     9,018,000
  General and
   administrative      1,289,000     1,089,000     6,311,000     4,134,000
                    ------------  ------------  ------------  ------------
Total operating
 expenses              8,106,000     9,234,000    33,970,000    32,101,000
                    ------------  ------------  ------------  ------------

Loss from
 operations           (3,135,000)   (4,750,000)  (14,151,000)   (5,199,000)

Interest and
 investment income       204,000       123,000       588,000       266,000
Interest expense         (90,000)      (90,000)     (361,000)     (361,000)
Other income
 (expense), net          666,000 (1)    30,000       646,000 (1)    19,000
                    ------------  ------------  ------------  ------------

Net loss            $ (2,355,000) $ (4,687,000) $(13,278,000) $ (5,275,000)
                    ============  ============  ============  ============

Basic and diluted
 net loss per
 share              $      (0.05) $      (0.11) $      (0.30) $      (0.13)
                    ============  ============  ============  ============

Weighted average
 shares used in
 computing basic
 and diluted net
 loss per share       44,672,140    44,441,967    44,626,337    39,568,199
                    ============  ============  ============  ============

(1) For the three months and year ended December 31, 2004, other income included an approximate gain of $697,000 due to the sale of equity securities.

                 SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED BALANCE SHEETS

                            ASSETS

                                            December 31,      December 31,
                                               2004              2003
                                               ----              ----
                                            (unaudited)

Current assets:
  Cash and cash equivalents                $  41,204,000    $  52,899,000
  Restricted short-term investments              700,000          695,000
  Other short-term investments                 9,395,000        9,381,000
  Accounts receivable, net of allowance
   of $452,000 in 2004 and $638,000
   in 2003                                    10,279,000       10,142,000
  Inventories                                  4,179,000        5,778,000
  Prepaid expenses and other
   current assets                              1,478,000        2,456,000
                                           -------------    -------------
Total current assets                          67,235,000       81,351,000
Property and equipment, net                      398,000          325,000
Intangible assets, net                           542,000          612,000
Other assets                                   1,534,000        1,534,000
                                           -------------    -------------
Total assets                               $  69,709,000    $  83,822,000
                                           =============    =============

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $   2,225,000    $   3,423,000
  Accrued compensation and employee
   benefits                                    2,177,000        1,440,000
  Accrued professional fees                      452,000          481,000
  Other accrued expenses                         917,000          631,000
  Accrued clinical trials expense              1,500,000        1,889,000
  Deferred revenue                               537,000          537,000
  Convertible notes payable                    4,000,000                -
                                           -------------    -------------
Total current liabilities                     11,808,000        8,401,000
Deferred revenue                                 134,000          671,000
Other long-term liabilities                    1,044,000          900,000
Convertible notes payable                      1,600,000        5,600,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value;
   10,000,000 shares authorized; no
   shares outstanding in 2004 and 2003,
   respectively                                        -                -
  Common stock; $0.001 par value;
   75,000,000 shares authorized;
   44,677,845 and 44,484,144 shares issued
   and outstanding                                45,000           44,000
  Additional paid-in capital                 206,608,000      206,320,000
  Accumulated other comprehensive income          38,000          176,000
  Accumulated deficit                       (151,568,000)    (138,290,000)
                                           -------------    -------------
Total stockholders' equity                    55,123,000       68,250,000
                                           -------------    -------------
Total liabilities and
 stockholders' equity                      $  69,709,000    $  83,822,000
                                           =============    =============

                 SCICLONE PHARMACEUTICALS, INC.
             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year ended
                                                     December 31,
                                               2004              2003
                                               ----              ----
                                           (Unaudited)

Operating activities:
Net loss                                   $ (13,278,000)   $  (5,275,000)
Adjustments to reconcile net loss
 to net cash used in operating activities:
  Depreciation and amortization                  215,000          185,000
  Other non-cash (income) expense, net            (3,000)         (13,000)
  Changes in operating assets and
   liabilities:
    Accounts receivable, net                    (137,000)        (866,000)
    Inventories                                1,599,000       (2,347,000)
    Prepaid expenses and other assets            951,000         (355,000)
    Accounts payable and other
     accrued expenses                           (911,000)         345,000
    Accrued clinical trials expense             (389,000)         923,000
    Accrued professional fees                    (29,000)        (198,000)
    Accrued compensation and employee
     benefits                                    737,000          352,000
    Long-term liabilities                        144,000                -
    Deferred revenue                            (537,000)        (806,000)
                                           -------------    -------------
Net cash used in operating activities        (11,638,000)      (8,055,000)
                                           -------------    -------------

Investing activities:
  Purchases of property and equipment           (196,000)        (303,000)
  Proceeds from sales of short-term
   investments                                       -          1,000,000
  Proceeds from maturities of short-term
   investments                                 6,000,000          500,000
  Payments on purchases of short-term
   investments                                (6,150,000)        (550,000)
                                           -------------    -------------
Net cash used in (provided by) investing
 activities                                     (346,000)         647,000
                                           -------------    -------------

Financing activities:
  Proceeds from issuances of common
   stock, net of financing costs                 289,000       50,074,000
                                           -------------    -------------
Net cash provided by financing activities        289,000       50,074,000
                                           -------------    -------------

Net (decrease) increase in cash and
 cash equivalents                            (11,695,000)      42,666,000
Cash and cash equivalents, beginning
 of period                                    52,899,000       10,233,000
                                           -------------    -------------
Cash and cash equivalents, end of period   $  41,204,000    $  52,899,000
                                           =============    =============

Corporate contact:
Richard A. Waldron
Chief Financial Officer
SciClone Pharmaceuticals, Inc.
650-358-3437